Exhibit 8.2

[Davis Wright Tremaine LLP Letterhead]

March 27, 2007

San Juan Financial Holding Company 225 Blair Avenue Friday Harbor, WA 98250 Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-4 (as amended through the date hereof, the “Registration Statement”) of Banner Corporation a Washington corporation (“Banner”) relating to the proposed merger of San Juan Financial Holding Company, a Washington corporation (“San Juan”) with and into Banner, with Banner surviving the merger.

     We have participated in the preparation of the discussion set forth in the section of the Registration Statement entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER.” In our opinion, such discussion, insofar as it summarizes matters of United States federal income tax law, is accurate in all material respects.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Davis Wright Tremaine, LLP